Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan, the 2020 Equity Incentive Plan and the 2020 Employee Stock Purchase Plan of ARS Pharmaceuticals of our report dated March 21, 2024, with respect to the consolidated financial statements of ARS Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 21, 2024